[COHEN LOGO]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2024, relating to the financial statements and financial highlights of Leuthold Core Investment Fund, Leuthold Global Fund, Leuthold Select Industries Fund, Leuthold Grizzly Short Fund, and Leuthold Core ETF, each a series of Leuthold Funds, Inc., which are included in Form N-CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Information” in the Statement of Additional Information.

/s/ Cohen & Company, LTD

COHEN & COMPANY, LTD.
Cleveland, Ohio
January 28, 2025